Exhibit 8.1

New York	Paris
Menlo Park	Madrid
Washington DC	Tokyo
São Paulo	Beijing
London	Hong Kong

Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

[    ], 2017

Re: Registration Statement on Form S-4

Baker Hughes Incorporated

17021 Aldine Westfield Road

Houston, Texas 77073

Ladies and Gentlemen:

We have acted as counsel for Baker Hughes Incorporated, a Delaware corporation (“BHI”), in connection with (i) the Transactions, as defined and described in the Transaction Agreement and Plan of Merger dated as of October 30, 2016, as amended on March 27, 2017 (the “Transaction Agreement”) among General Electric Company, a New York corporation (“GE”), BHI, Bear Newco, Inc., a Delaware corporation and a direct wholly owned subsidiary of BHI (“Newco”), Bear MergerSub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Newco (“Merger Sub”), BHI Newco, Inc., a Delaware corporation and direct wholly owned subsidiary of BHI (“Newco 2”) and Bear MergerSub 2, Inc., a Delaware corporation and direct wholly owned subsidiary of Newco 2 (“Merger Sub 2”) and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Combined Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Transaction Agreement.

In connection with this opinion, we have examined the Transaction Agreement, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of GE and BHI, Newco, Newco 2, Merger Sub and Merger Sub 2 delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, that (i) the Transactions will be consummated in the manner described in the Transaction Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Transactions set forth in the Transaction Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, (iii) the representations made and to be made in the Representation Letter and the Transaction Agreement are and will be accurate and complete, and (iv) any representations made in the Transaction Agreement or the Representation Letters “to the knowledge of”, or based on the belief of GE, BHI, Newco, Newco 2, Merger Sub or Merger Sub 2 or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, in each case

2	[ ], 2017

without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Transaction Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations referred to above, which we have assumed will be true as of the Second Effective Time.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm our opinion set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Transactions.”

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Transactions under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Transactions. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,